Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No’s. 333-153639 and 333-186879 on Form S-8 and Registration Statement No. 333-193457 on Form S-3 of our reports dated May 28, 2015 relating to the consolidated financial statements and financial statement schedule of ePlus inc. and subsidiaries and the effectiveness of ePlus inc.'s and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of ePlus inc. for the year ended March 31, 2015.

DELOITTE & TOUCHE LLP

McLean, Virginia

May 28, 2015